EXHIBIT 99.1

For Immediate Release
Thursday, April 26, 2012

Contact: Kate Snedeker, Emmis
kate@emmis.com; 317.266.0100

Emmis Announces Series of Transactions Related to 98.7FM in New York

Indianapolis…Emmis Communications (Nasdaq: EMMS) today announced a long-term Local Programming and Marketing Agreement (LMA) with ESPN Radio to provide programming and sell advertising on New York’s 98.7FM. Emmis also entered into a transaction to sell the intellectual property rights of Kiss FM, the current format Emmis programs on 98.7FM, to YMF Media, who is in the process of acquiring New York radio stations WBLS-FM and WLIB-AM. In conjunction with these transactions, Emmis also announced that it entered into a loan agreement with a large insurance company. The total consideration related to the proceeds from the loan agreement, initial payment from the sale of Kiss FM intellectual property rights, and the present value of certain loan reserves required under the agreement with the insurance company which Emmis expects to receive in the future, will be approximately $96 million. The long-term LMA is not tied to a sale of the station.  Transaction proceeds will be used to repay amounts outstanding under Emmis’ senior credit facility and to pay transaction fees and expenses.

“We want to thank our loyal employees and especially the fans of Kiss FM for an amazing 30 year run including several periods where Kiss was the number one ranked station in New York,” Emmis Chairman and CEO Jeff Smulyan said. “Recent changes in the way radio ratings are measured made it very difficult for us to find success with Kiss FM despite the great work of our Emmis New York team. We hope the best parts of Kiss will continue to live on. With enhanced financial flexibility we look forward to enhancing our service to New York’s urban community at our award winning Hot97 brand.”

This weekend Emmis New York plans to celebrate 30 years of Kiss FM. Emmis purchased Kiss FM 98.7 in 1994.

 “I have so many friends on the Kiss FM team and this is an extraordinarily difficult decision for me, however the benefits to the financial health of Emmis as a whole are significant. Coupled with the sale of a controlling interest in three of our radio stations to Merlin Media and the forthcoming sale of KXOS in Los Angeles, we will have one of the healthiest balance sheets in media thereby positioning Emmis for future growth,” Smulyan said.

The Emmis employees affected by today’s announcement will receive generous severance packages.

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Wiley Rein LLP served as legal counsel and Moelis & Company served as financial advisor to Emmis.

Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis operates the 8th largest publicly traded radio portfolio in the United States based on total listeners. Emmis owns 18 FM and two AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:   general economic and business conditions; fluctuations in the demand for advertising and demand for different types of advertising media; our ability to service our outstanding debt; increased competition in our markets and the broadcasting industry; our ability to attract and secure programming, on-air talent, writers and photographers; inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control; increases in the costs of programming, including on-air talent; inability to grow through suitable acquisitions; changes in audience measurement systems new or changing regulations of the Federal Communications Commission or other governmental agencies; competition from new or different technologies; war, terrorist acts or political instability; and other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.